Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-213043 on Form S-11 of our report dated March 22, 2017, relating to the consolidated financial statements Blackstone Real Estate Income Trust, Inc. and subsidiary appearing in the Annual Report on Form 10-K of Blackstone Real Estate Income Trust, Inc. as of December 31, 2016 and March 2, 2016 (Date of Capitalization) and for the period from March 2, 2016 (Date of Capitalization) to December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

March 24, 2017